Exhibit 3.1

HL-301244

Certificate Of Incorporation

I, D. EVADNE EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Ascend Telecom Holdings Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 24th day of June Two Thousand Fifteen

Given under my hand and Seal at George Town in the Island of Grand Cayman this 24th day of June Two Thousand Fifteen Assistant Registrar of Companies, Cayman Islands.

Authorisation Code : 188637141832
www.verify.gov.ky
24 June 2015